Exhibit 99.2

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8149

www.fivestarqualitycare.com

Five Star Quality Care, Inc. Agrees to Lease 5 Communities

Newton, MA (September 1, 2006). Five Star Quality Care, Inc. (AMEX: FVE) today announced it has reached agreement with Senior Housing Properties Trust (NYSE: SNH) to lease five (5) senior living communities with 783 living units.

The rent payable by FVE to SNH for these five communities will be $5,073,750/year, plus future increases calculated as a percentage of the revenue increases at these communities. These communities will be added to an existing combination lease from SNH to FVE which has a current term ending in 2020, plus tenant renewal options thereafter. A summary description of these communities is as follows:

	Type of		Units			Private	Recent
Location	Property	IL	AL	SNF	Total	Pay	Occupancy
San Bernadino, CA	IL	131	0	0	131	100%	82%
Springfield, IL	IL	110	0	0	110	100%	86%
Frankfort, KY	IL	103	0	0	103	100%	90%
Naples, FL	AL	0	144	0	144	100%	60%
Pompano Beach, FL	CCRC	190	45	60	295	70%	92%
TOTAL		534	189	60	783

FVE expects that this acquisition may be modestly accretive to earnings in the near term and that the earnings from these communities may improve in the future as occupancies increase and as additional services are made available to residents.

Five Star Quality Care, Inc. is a healthcare services company which operates senior living communities. Five Star owns and leases 156 communities with over 17,500 separate living units located in 28 states. These communities include independent living, assisted living and skilled nursing communities. Five Star also operates five institutional pharmacies, one of which also provides mail order pharmaceuticals to the general public. Five Star is headquartered in Newton, Massachusetts.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. FORWARD LOOKING STATEMENTS REPRESENT FVE’S PRESENT BELIEFS AND EXPECTATIONS BUT THEY MAY NOT OCCUR. FOR EXAMPLE, THIS PRESS RELEASE STATES THAT THIS ACQUISITION IS EXPECTED TO MODESTLY IMPROVE FVE’S EARNINGS IN THE NEAR TERM AND TO FURTHER IMPROVE FVE’S EARNINGS THEREAFTER AS OCCUPANCY INCREASES AND AS ADDITIONAL SERVICES ARE MADE AVAILABLE TO RESIDENTS OF THE ACQUIRED FACILITIES. FOR THIS ACQUISITION TO BE ACCRETIVE TO FVE’S EARNINGS, FVE MUST MAINTAIN AND IMPROVE THE EXISTING REVENUES AND LIMIT OPERATING EXPENSES. IN FACT, OCCUPANCY AT THESE COMMUNITIES MAY DECLINE, REVENUES REALIZED AT THESE COMMUNITIES MAY DECLINE AND/OR OPERATING EXPENSES MAY INCREASE. THESE RESULTS MAY OCCUR FOR NUMEROUS REASONS, INCLUDIING COMPETITION FROM OTHER SENIOR LIVING COMMUNITIES IN AREAS IN WHICH THESE PROPERTIES ARE LOCATED. SOME OF THESE FACTORS, SUCH AS CHANGES IN THE ECONOMY GENERALLY OR ACTIONS BY COMPETITORS ARE BEYOND FVE’S CONTROL. FUTURE EARNINGS FROM THESE PROPERTIES ARE NOT GUARANTEED AND THIS ACQUISITION MAY PRODUCE LOSSES. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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